Exhibit 99.5

Information Concerning Reporting Persons

The following table sets forth, for each Reporting Person, its, his, or her principal business and principal business address, which information is incorporated herein by reference.

Name	Present Principal Occupation or Employment	Business Address
Yun Yao	Private Individual Investor	c/o Indaptus Therapeutics, Inc., 3 Columbus Circle, 15th Floor, New York, NEW YORK , 10019

Sino Lion Ventures Limited	Investment Holding Company	c/o Indaptus Therapeutics, Inc., 3 Columbus Circle, 15th Floor, New York, NEW YORK , 10019

Chenhao Xu	Controlling Person at Sino Lion Ventures Limited	c/o Indaptus Therapeutics, Inc., 3 Columbus Circle, 15th Floor, New York, NEW YORK , 10019

Junyi Dai	Chief Executive Officer of Issuer	c/o Indaptus Therapeutics, Inc., 3 Columbus Circle, 15th Floor, New York, NEW YORK , 10019

Ting Yang	Private Individual Investor	c/o Indaptus Therapeutics, Inc., 3 Columbus Circle, 15th Floor, New York, NEW YORK , 10019

Lina Deng	Private Individual Investor	c/o Indaptus Therapeutics, Inc., 3 Columbus Circle, 15th Floor, New York, NEW YORK , 10019.